Exhibit 99.1

RETRACTABLE TECHNOLOGIES, INC. REPORTS RESULTS FOR 2020

LITTLE ELM, Texas, April 1, 2021—Retractable Technologies, Inc. (NYSE American: RVP) reports the following information relating to the year ended December 31, 2020. Further details concerning the results of operations as well as other matters are available in Retractable’s Form 10-K filed on March 31, 2021 with the U.S. Securities and Exchange Commission.

OPERATIONS

As our syringes are used for vaccinations, our revenues for 2020 materially increased over prior years due to demand during the COVID-19 pandemic. In 2020, we had income from operations of approximately $24 million, as compared to approximately $3 million last year. Overall unit sales increased 74%. Our principal customer was the U.S. government which purchased products representing 39% ($32 million) of our revenues in 2020. Domestic revenues, including sales to the U.S. government, increased 131% principally due to increased volumes. International revenues decreased 19%, representing a return to normal levels after higher volumes in 2019. Cost of manufactured product increased 63% principally due to an increase in units sold. Operating expenses increased 16% from the prior year due substantially to increased headcount and other employee-related expenses. Cash flow from operations was approximately $19 million in 2020 as compared to $2 million in 2019 principally due to our net income for the year.

RECENT CONTRACTS WITH U.S. GOVERNMENT

In 2020, the U.S. government was a significant customer due to efforts to vaccinate the U.S. population against COVID-19. On May 1, 2020, we received an order from the Department of Health and Human Services to supply certain automated safety syringes through May 2021 for approximately $84 million (the “HHS Order”), plus $10 million in expedited freight costs. In February 2021, we received a new contract from the Department of Health and Human Services for additional safety syringes representing approximately $54 million in expected revenues and reimbursable freight costs for a five-month base period of performance (February 15, 2021 to July 14, 2021) with additional renewal periods available at the option of the U.S. government.

In July 2020, we entered into the Technology Investment Agreement (“TIA”) with the U.S. government for approximately $54 million in government funding for expanding our domestic production of needles and syringes. Pursuant to the terms of the TIA, we are expecting to make significant additions to our facilities which should allow us to increase domestic production.

During 2020 and through March 2021, we have timely completed our delivery obligations under the HHS Order and we are on schedule to complete the planned expansion to our facilities within the second quarter of 2021.

ABOUT RETRACTABLE

Retractable manufactures and markets VanishPoint® and Patient Safe® safety medical products and the EasyPoint® needle. The VanishPoint® syringe, blood collection, and IV catheter products are designed to prevent needlestick injuries and product reuse by retracting the needle directly from the patient, effectively reducing exposure to the contaminated needle. Patient Safe® syringes are uniquely designed to reduce the risk of bloodstream infections resulting from catheter hub contamination. The EasyPoint® is a retractable needle that can be used with luer lock syringes, luer slip syringes, and prefilled syringes to give injections. The EasyPoint® needle also can be used to aspirate fluids and for blood collection. Retractable's products are distributed by various specialty and general line distributors.

For more information on Retractable, visit its website at www.retractable.com.

Forward-looking statements in this press release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995 and reflect Retractable's current views with respect to future events. Retractable believes that the expectations reflected in such forward-looking statements are accurate. However, Retractable cannot assure you that such expectations will materialize. Actual future performance could differ materially from such statements.

Factors that could cause or contribute to such differences include, but are not limited to: the impact of COVID-19 on all facets of logistics and operations, as well as costs, Retractable’s ability to complete capital improvements and ramp up domestic production in response to government agreements, potential tariffs, Retractable's ability to maintain liquidity; Retractable's maintenance of patent protection; Retractable's ability to maintain favorable third party manufacturing and supplier arrangements and relationships; foreign trade risk; Retractable's ability to access the market; production costs; the impact of larger market players in providing devices to the safety market; and other risks and uncertainties that are detailed from time to time in Retractable's periodic reports filed with the U.S. Securities and Exchange Commission.

Retractable Technologies, Inc.

John W. Fort III, 888-806-2626 or 972-294-1010

Vice President and Chief Financial Officer